STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into on the 20th day of May, 2008, by and among Starlight Investments, LLC a limited liability company formed under the laws of Texas (“Starlight”), Bryan Emerson, an individual resident of Texas (“Seller”), and ValueRich, Inc., a company formed under the laws of Delaware (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the issued and outstanding membership interests of Starlight (the “Starlight Interests”), as more particularly set forth on Schedule 3.2 hereto; and

WHEREAS, the Seller desires to sell, assign and convey to Purchaser all of the Starlight Interests and Purchaser desires to purchase and acquire such Starlight Interests from the Seller such that upon the purchase of the Starlight Interests, Starlight shall become a wholly owned subsidiary of Purchaser, such sale and purchase to be on and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF STARLIGHT INTERESTS

1.1        Sale and Purchase. Subject to the terms and conditions contained herein, Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to accept from Seller, all of Seller’s right, title and interest in and to the Starlight Interests, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind. Notwithstanding the foregoing, Seller shall retain all of the Starlight bank accounts and their associated assets as of the Closing (as hereinafter defined) and any equity paid to Starlight up until the time of Closing, any and all cash held by Starlight and any and all securities held in other companies or entities held by Starlight at the time of the Closing. As of the Closing, Starlight shall have no liabilities. In connection with the Closing and in consideration for Seller agreeing to the terms and conditions of this Agreement, at the time of the Closing, the Purchaser agrees to forgive and completely discharge the debt payable by Seller to Starlight in the aggregate amount of up to $285,000, which is reflected in the balance sheet of Starlight attached hereto as Schedule 3.7, under the line items, Notes-Receivables-affiliates non-current portion of $242,865 and Note receivables-affiliates current potion of $43,135 (the “Starlight Debt”).

1.2	The Purchase Price.

(a)        Immediately upon the parties execution of this Stock Purchase Agreement, Purchaser shall pay the Seller a non-refundable deposit of $10,000 (the “Deposit”);

(b)        At the Closing, the Purchaser shall pay to Seller the following consideration for the Starlight Interests to be acquired by Purchaser:

(1)        a cash payment in the amount of One Hundred and Ninety Thousand Dollars ($190,000); and

(2)	500,000 shares of common stock of Purchaser (the “Shares”); and

(c)         A cash payment of up to One Hundred Thousand Dollars ($100,000) (the “Cash Payment”) shall be delivered to the Seller on the date that is six months from the Closing provided that Purchaser shall only be obligated to make such payment if the gross revenue of Starlight during the six month period following the Closing (not taking into account the expenses associated with the operation of Starlight), without the inclusion of any modification or any expansion planned with respect to online brokerage business and initial public offerings, is at least an aggregate of Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Gross Revenue Amount”). In the event the Gross Revenue Amount is less than $750,000, Purchaser shall be obligated to pay a portion of the Cash Payment equal to the following equation: X =C*Y/Z, where X is the total cash payment required to be paid to Seller, C is the Cash Payment amount, Y is the total gross revenues generated by Starlight during the six month period after Closing, and Z is equal to the Gross Revenue Amount.

(d)	Purchaser agrees to completely forgive the Starlight Debt.

ARTICLE II

CLOSING; CONDITIONS TO CLOSING; DELIVERIES

2.1         Closing. The closing of this transaction (the “Closing”) shall be held on at Purchaser’s offices at 1804 N. Dixie Highway, West Palm Beach, FL 33407 or at such other time and place upon which the parties shall agree, not more than forty-five (45) days after the fulfillment of the conditions set forth in Section 2.2 (f), unless extended by the mutual consent of each party hereto.

2.2        Conditions to Purchaser’s Obligation. Purchaser’s obligation hereunder to purchase and pay for the Starlight Interests is subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and Seller and Starlight shall use their best efforts to cause such conditions to be fulfilled:

(a)        Representations and Warranties Correct; Performance. The representations and warranties of Seller and Starlight contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate when made and on and as of the date hereof. Each of the Seller and Starlight shall have duly and properly performed, complied with and observed each of their covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing. Each of the Seller and Starlight shall have delivered to Purchaser a certificate signed by each of them, dated the date hereof, to such effect.

(b)        Purchase Permitted by Applicable Laws. The purchase of and payment for the Starlight Interests to be acquired by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Purchaser or its affiliates to any tax (not otherwise expressly assumed by Purchaser under this Agreement), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c)        Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Seller and Starlight in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

(d)        Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Purchaser the following:

(1)        a certificate of an appropriate officer of Starlight, certifying resolutions of the managing member and members of Starlight approving this Agreement and the transactions contemplated herein;

(2)        certificates of good standing or legal existence of Starlight from the respective jurisdiction in which Starlight is organized and a copy of the Articles of Organization of Starlight certified by the Secretary of State of Texas and the operating agreement of Starlight certified by the managing member of Starlight ;

(3)        all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing;

(4)         a Consulting Agreement executed by Seller and Purchaser, in the form of Exhibit A, attached hereto (the “Consulting Agreement”); and

(e)        No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f)         Approvals and Consents. The Seller and Starlight shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Starlight Interests, or the transactions contemplated hereby, including, without limitation, consent and approval of the Securities and Exchange Commission, the American Stock Exchange LLC and the Financial Industry Regulatory Authority (“FINRA”), which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Purchaser, and all thereof shall be in full force and effect at the time of

Closing. The Seller shall have filed a Change in Membership Application with FINRA and not received notification of denial of such application within the period of time that is thirty one days after the application is received by FINRA or if the Seller received comments from FINRA within such thirty one day period that such comments have been addressed to the satisfaction of FINRA and FINRA has approved such application. The Purchaser shall have filed an additional listing application with the American Stock Exchange with respect to the shares of stock to be issued to the Seller and such listing application shall have been approved.

2.3        Conditions to the Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by Seller in its sole discretion, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

(a)        Representations and Warranties Correct; Performance. The representations and warranties of Purchaser in this Agreement shall be true, complete and accurate when made on and as of the Closing. Purchaser shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing. Purchaser shall have delivered to Seller a certificate signed by Purchaser, dated the date hereof, to such effect.

(b)        Purchase Permitted by Applicable Laws. The purchase of and payment for the Starlight Interests to be delivered by Seller hereunder shall not be prohibited by any applicable law or governmental regulation.

(c)        Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such information and such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

(d)        Delivery of Documents. Purchaser, shall have delivered, or caused to be delivered, to Seller the following:

(1)        resolutions of the Board of Directors of the Purchaser, authorizing this Agreement and the transactions contemplated herein;

(2)        corporate certificate of good standing or legal existence of Purchaser from the jurisdiction in which Purchaser transacts business ;

(3)         a certified check made payable to Seller in the amount of One Hundred Ninety Thousand Dollars;

(4)        certificates representing Five Hundred Thousand shares of the common stock of the Purchaser issued in the name of the Seller; and

(5)	the Consulting Agreement executed by Starlight and Seller.

(e)                    No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller and Starlight, jointly and severally, represent and warrant to Purchaser as follows:

3.1        Organization and Good Standing. Starlight is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas; has the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it (the “Starlight Assets”); and is in good standing as a foreign entity in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect its business or the Starlight Assets. Starlight is duly licensed as a broker/dealer and is in good standing with the (a) Securities and Exchange Commission, (b) the State of Texas, and (c) FINRA.

3.2        Corporate Authority. Each of the Seller and Starlight have full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of any indenture, agreement, charter documents, judgment, decree or other instrument or restriction to which either the Seller or Starlight is a party or by which either the Seller or Starlight or any of the Starlight Interests may be bound or affected; the execution and delivery of this Agreement and, the consummation of the transactions contemplated hereby have been duly authorized and except for the Change in Membership Application which must be filed with FINRA, no further authorization or approval, whether of the members or managing members of Starlight or of governmental bodies or otherwise, is necessary in order to enable Seller or Starlight to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Seller and Starlight in accordance with its terms.

3.3	Title to Assets.

(a)         Seller has good and marketable title to all of the Starlight Interests and the full right and power to transfer the Starlight Interests. The Starlight Interests constitute all of the issued and outstanding membership interests of Starlight and there are no other outstanding equity securities of Starlight. Starlight does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into or any contracts or commitments to issue or sell membership interests or any such warrants, convertible securities or obligations. The Starlight Interests are owned by Seller free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever; and Purchaser will acquire good and valid title to the Starlight Interests free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever.

(b)         At the time of the Closing, Starlight shall have no tangible assets other than those contributed by the Purchaser. The assets that will remain in Starlight at the time of the Closing shall be those listed on Schedule 3.3, which assets constitute all of the assets that are necessary for Starlight to continue its current operations.

(1)        Starlight has the sole and exclusive right to conduct its business as heretofore conducted;

(2)        Starlight has the exclusive right to bring actions for the infringement of, and has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of the Starlight Assets;

(c)        Starlight has no present or future obligation or requirement to compensate any person with respect to any of the Starlight Interests or Starlight Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Starlight Interests;

3.4        Compliance With Law. Starlight is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Starlight.

3.5        Material Agreements. Annexed hereto as Schedule 3.5 is a true and complete list of all contracts, instruments, commitments and agreements, whether oral or written, presently in effect to which Starlight is a party which materially affect Starlight. Except as described in Schedule 3.5, each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms, each such agreement will remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement, all payments due from Starlight thereunder have been made in accordance with the terms of such agreement, none of the distributors or agents is in arrears in any payments due to Starlight thereunder, there are no disputes or suits or actions at law or otherwise threatened, to the knowledge of the Seller, or pending thereunder and such agreements are the only agreements or arrangements of this nature. Starlight is not a party to any contract, instrument, commitment or agreement, whether oral or written, that contains any condition, covenant, contingency, commitment, liability or obligation or any similar provision that currently has or after the consummation of the transactions contemplated herein, have a material adverse effect on Starlight or the Purchaser. True, complete and correct copies of each such agreement have been supplied to Purchaser prior to the date hereof.

3.6        Intellectual Property. The licenses, trademarks, trade names existing listed on Schedule 3.6 are all such items necessary  for the present conduct of Starlight’s business, none of which is being contested or infringed upon and the present conduct of the business of Starlight does not infringe upon or violate the trademarks, trade names, trade secrets of anyone.  Neither

Seller nor Starlight have granted to any other person any interest in any of said intellectual property, as a licensee or otherwise.

3.7	Financial Statements of Starlight.

(a)         Attached hereto as Schedule 3.7 is a balance sheet of Starlight as of December 31, 2007 and an income statement of Starlight for the 12 months ended December 31, 2007 (the “Starlight Financial Statements”). The December 31, 2007 balance sheet and financial statement have been audited by independent certified public accountants in accordance with generally accepted accounting principles, consistently applied with past practices (“GAAP”). The Starlight Financial Statements have been prepared in accordance with the books and records of Starlight and are complete and correct and have been applied on a consistent basis in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position and results of operation of Starlight for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments).

Except to the extent reflected or reserved against in the balance sheet as of December 31, 2007, included in the Starlight Financial Statements, or as otherwise disclosed in Schedule 3.7, Starlight has not had any material liability of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

3.8	Absence of Changes.

(a)        Since December 31, 2007, Starlight has been operated in the ordinary course.

(b)        At the time of Closing there will not be any obligation or liability for the payment of money (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, any transaction, contract or commitment entered into by Starlight or any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into by Starlight other than those specifically agreed to in writing by the Purchaser;

(c)         Since December 31, 2007, Starlight has not created any lien of record or guarantee, or any investment in any person that will remain at Closing; or

3.9        Assumptions or Guarantees of Indebtedness of Other Persons. Except as set forth in Schedule 3.9 annexed hereto, Starlight has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

3.10      Labor Relations; Employees. Starlight has two (2) employees. Starlight is in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours;

3.11      Transactions with Affiliates. Except as described in Schedule 3.11 annexed hereto, there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between Starlight, on the one hand, and any past or present member, officer, employee, consultant or director of Starlight (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand.

3.12      Litigation. Except as described in Schedule 3.12 annexed hereto, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of Starlight ) pending or, to the knowledge of the Seller or Starlight, threatened against or affecting the business or properties of Starlight; Starlight is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign. Except as described in Schedule 3.12, no inquiries have been made directly to the Seller or Starlight by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Starlight to undertake a course of action which would involve any expense.

3.13      Compensation. Starlight has heretofore delivered to Purchaser a true and complete list, as of the date of this Agreement, of all of the persons who are consultants and registered representatives to Starlight, together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year. Except as described in Schedule 3.13 annexed hereto no such individual has a written agreement with Starlight.

3.14      Taxes. Notwithstanding the next sentence of this Section 3.14, Starlight has filed, or caused to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns, Starlight does not have any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the sale of the Starlight Interest as contemplated by this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Starlight Interests as contemplated by this Agreement), other than amounts adequately reserved for. Starlight has a 2007 Texas Franchise Tax liability in an amount of approximately $19,000 (the “Tax Liability”) as of the parties’ entry into this Agreement, which Tax Liability will be fully paid by Seller on or prior to the Closing. Neither the Seller nor Starlight have received directly or indirectly notice of, nor are any of them otherwise aware of any tax audit or examination; Starlight is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against Starlight directly or indirectly; nor has Starlight executed a waiver of any statute of limitations with respect thereto. Neither the Seller nor Starlight has received notices nor is otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

3.15      Brokers. There has been no broker or finder involved in any manner in the consummation of any transactions contemplated hereby, and each of the Seller and Starlight agree to indemnify Purchaser, its officers, directors and affiliates against and hold Purchaser, its officers, directors and affiliates harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by the Seller or Starlight.

3.16      No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser by the Seller or Starlight pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Starlight and Seller as follows:

4.1        Organization and Good Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware.

4.2        Authority. Purchaser has full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Purchaser to enter into and perform the same other than the approval of the American Stock Exchange and FINRA; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

4.3        Brokers. There has been no broker or finder involved in any manner in the consummation of any transactions contemplated hereby, and Purchaser agree to indemnify Seller and Starlight against and hold Seller or Starlight harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

4.4        No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Seller by Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

4.5        Forgiveness of Starlight Debt. At the Closing, Purchaser shall execute whatever documentation Seller deems necessary and reasonable to evidence the forgiveness by Purchaser and Starlight of the Starlight Debt.

ARTICLE V

COVENANTS OF THE PARTIES

5.1        Further Assurances. Each of the Seller and Starlight agrees that, at any time after the Closing, upon the request of Purchaser, each will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, their successors and assigns, the Starlight Interests to be sold or assigned to Purchaser as provided herein.

5.2        Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

5.3        Publicity. Each of the parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by each of the parties.

5.4	Right of First Refusal.

(a)         Purchaser is hereby granted a right of first refusal to purchase some or all of the shares of common stock of Purchaser which Seller may from time to time propose to sell or transfer (a “Transfer”) for a period of twelve months from the date of this Agreement.

In the event Seller intends to Transfer the common stock of Purchaser which

Seller holds, Seller is required to provide Purchaser written notice of such intention and any supporting documents or offers received from any third parties in connection with such proposed Transfer to Purchaser (“Transfer Notice”). The Purchaser shall have 10 days from the date such Transfer Notice is given to agree to purchase all of the shares being sold for the price and upon the general terms and conditions specified in the Transfer Notice by giving written notice to Seller within such 10 day period. In the event that the Purchaser fails to exercise the foregoing right of first refusal with respect to the shares of common stock within such 10-day period, Seller may immediately thereafter sell any or all of such shares not agreed to be purchased by the Purchaser, at a price and upon general terms no more favorable than specified in the Transfer Notice given to the Purchaser.

5.5        Regulatory Compliance and Expense. From and after the Closing Starlight shall be responsible for all regulatory compliance requirements and compliance operations as well as all operational expenses of Starlight other than expenses associated with the modification or expansion of the current operations of Starlight. Seller shall be responsible for communications with FINRA concerning any continuing membership of Starlight. Seller and Purchaser shall promptly inform the other of any communication that they may have with the FINRA and shall use reasonable efforts to advise one another of any communication initiated by the other with FINRA prior to such communication. The Purchaser agrees to pay all costs associated with FINRA’s review of the proposed change of ownership and/or any and all costs incurred by Seller or Starlight to effect the ownership change associated with the sale of the Starlight Interests as described herein (the “FINRA Expenses”) to Seller upon request by Starlight, which costs shall be paid in advance by Purchaser

5.6        Further Approval and Registration. The Purchaser agrees that, it will file an additional listing application with the American Stock Exchange to list the shares of common stock to be issued to the Seller immediately after the execution of this Agreement.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1        Survival of Covenants, Representations and Warranties. All representations and warranties and covenants set forth in this Agreement shall forever survive and remain in effect following the Closing. The Purchaser shall be entitled to rely upon the representations and warranties, without any obligation of independent verification and to enforce any remedies available to it for a breach of the representations, warranties or covenants at any time.

6.2	Indemnity Against Claims.

(a)        Seller hereby agrees to indemnify and hold Purchaser, its officers, directors and affiliates (collectively the “Indemnified Parties”), harmless from and against the following:

(1)        Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Indemnified Parties in settlement of a claim as provided in Section 6.3 or otherwise suffered), (A) incurred or created prior to the Closing or resulting from any action taken by Seller or Starlight prior to the Closing or any action omitted to be taken by the Seller or Starlight prior to the Closing or (B) resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of Seller or Starlight contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller or Starlight to Purchaser pursuant hereto; and

(2)        Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b)        Purchaser hereby agrees to indemnify and hold the Seller, its officers, directors and affiliates (collectively the “Indemnified Parties”), harmless from and against the following:

(1)        Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Indemnified Parties in settlement of a claim as provided in Section 6.3 or otherwise suffered), (A) incurred or created subsequent to the Closing or resulting from any action taken by Purchaser subsequent to or prior to the Closing or any action omitted to be taken by the Purchaser subsequent to or prior to the Closing in connection with Starlight or (B) resulting from any material misrepresentation, material breach of any warranty, or material non-fulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Purchaser pursuant hereto; and

(2)        Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c)        The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Indemnified Parties under insurance policies or other collateral sources, and the Indemnified Parties hereby covenant that they will not release any such collateral sources from any obligations they may have. In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Parties shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided they do so with reasonable diligence, and in the event they receive any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for their out of pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been so paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Parties.

6.3	Notice of Claim, Assumption of Defense and Settlement of Claims.

(a)        Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 6.3 hereof to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article VI (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee’s reasonably estimated cost of the defense thereof, hereinafter the “Estimated Defense Costs”) and the Indemnifying party shall promptly reimburse the Indemnitee for the Damages for which the Indemnitee has incurred and not been indemnified. In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

(b)        With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(1)        Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnified Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 6.3(b)(ii), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense. The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(2)        Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 6.3(b)(1), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(3)        Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action within 30 days of receipt of the Indemnification Notice shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(4)        The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement (1) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee, (2) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation, and (3) does not by its terms attribute liability to the Indemnitee.

(5)        In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(6)        The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include (1) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding, (2) furnishing information about the Indemnitee to the Indemnifying Party and their counsel, (3) making employees available to counsel to the Indemnifying Party, and (4) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

6.4        Remedies Cumulative. The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

ARTICLE VII

CONFIDENTIALITY

7.1        Confidentiality. At all times after the Closing, the parties hereto shall retain in strictest confidence, and shall not disclose to any third parties or use for their benefit (other than in order to fulfill the terms and conditions of this Agreement and the transactions contemplated by this Agreement) or for the benefit of others any confidential information comprising or related to the other parties hereto and their affiliates including, without limitation, trade secrets, customer lists, marketing plans or strategies, product development techniques or plans, respecting the business of Starlight, Purchaser or any affiliate thereof. Confidential Information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement (ii) was known to the receiving party on a non-confidential basis prior to disclosure by the other party (iii) is independently received by the receiving party without the use of confidential information or (iv) is explicitly approved for release by written authorization of the disclosing party. In the event that the receiving party is legally required to disclose any confidential information, the receiving party shall promptly notify the disclosing party of such requirement and, if requested by the disclosing party, shall reasonably cooperate in the disclosing party’s efforts to prevent or limit such disclosure.

7.2	Enforceability.

(a)         It is the desire and intent of the parties that the provisions of Article VII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of Article VII shall be adjudicated to be invalid or unenforceable in any jurisdiction, Article VII shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (b) in the particular jurisdiction in which such adjudication is made. The Seller agrees that it would be difficult to measure the damages to Purchaser and its affiliates from the breach by the Seller of the provisions of Article VII, that injury to Purchaser from such breach would be impossible to calculate, and that monetary damages would therefor be an inadequate remedy; accordingly, the Seller agrees that Purchaser shall be entitled, in addition to all other remedies they might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies for such breach or threatened breach.

(b)        The undertakings and covenants of the Seller contained in Article VII are an integral part of the transactions set forth in this Agreement and the consideration paid by Purchaser pursuant to this Agreement shall be consideration not only for the Starlight Interests but also for such undertakings and covenants.

ARTICLE VIII

GENERAL PROVISIONS

8.1        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by facsimile transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or delivery; (ii) if sent by facsimile transmission, on the day so transmitted, if the sender calls to confirm that such notice has been received by facsimile and has a printed report which indicates that such transmission was, in fact, sent to the facsimile number indicated below; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed as follows:

(a)	in the case of the Seller:

Bryan Emerson

P.O. Box 1290

Houston, Texas 77251

Facsimile (832) 201-9748

with a copy to:

The Loev Law Firm, PC
Attn: David M. Loev, Esq.

6300 West Loop South, Suite 280
Bellaire, Texas 77494
Facsimile (713) 524-4122

(b)	in the case of Purchaser:

ValueRich, Inc.

1804 North Dixie Highway

West Palm Beach, Florida 33407

Attention: Joseph Visconti

with a copy to:

Lehman & Eilen LLP

Attention: Hank Gracin, Esq.

Mission Bay Office Plaza

20283 State Road 7, Suite 300

Boca Raton, Florida 33498

Facsimile (561) 237-0803

or to such other address or to such other person as Purchaser or Seller, shall have last designated by written notice given as herein provided.

8.2        Modification. This Agreement and the exhibits and schedules annexed hereto contain the entire agreement between the parties hereto and (i) there are no agreements, warranties or representations which are not set forth herein and (ii) all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

8.3        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Texas applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Seller and Purchaser hereby irrevocably consents and submit to the jurisdiction of any Texas or Federal court located in Harris County, Texas over any action or proceeding arising out of any dispute between Seller and Purchaser, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction. Each party further irrevocably consent to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

8.4        Binding Effect; Assignment. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by either party without the prior written consent of the other party.

8.5        Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

8.6        Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

8.7        Transaction Expenses. Each party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

8.8        Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

8.9        No Agency. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

PURCHASER: VALUERICH, INC. By: ______________________________ Name: ___________________________ Title: ____________________________	SELLER: ___________________________ Bryan Emerson STARLIGHT INVESTMENTS, LLC By: ______________________________ Name: ___________________________ Title: ____________________________

Schedule 3.3

•

Contracts with registered persons including Bryan Emerson, Laura Emerson, Stephen Brewer, John Santi, Jenny Morgan, Murray Froikin, Debbie Grosser, Dan Mooney, Mariel Clemensen, Norm Clarke, Jay St. Marks, Vince Malizia, Bob Peach, Kevin Loud

•

Current and anticipated client contracts including Dollar Days/Signia, Celis Semiconductor, AlphaRed, CLogic, Succeed Internet Speedway, Insignia, SmithMicro, Intellex, Intellisis, MountainsideFitness, Fruita Refinery, Carolina Polymers, Biostar, MicroLight, DigiDrill, TributeDirect, ArnoldEnergy, ShelmarRetailPartners, CaneCapital, AdvisorShares, Maverick Energy, Spectrum Energy, Universal Resources, DynoTech/Ozona, and Tanglewood, Abraham Tieh (various);

•	Accounting of revenues, associated profit and member’s equity from January 1, 2008 to Closing;
•	List of tombstones and completed deals from inception of broker-dealer since 1999; and
•	www.starlightinvestments.com website and associated traffic.
•	All licenses issued to conduct business as a Broker Dealer by any federal, state or any self regulatory authority